Exhibit 99.2

1 Proprietary - Not for duplication First Quarter 2008 Earnings Conference Call May 2, 2008

2 Statements made in this presentation regarding American Public Education, or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect“, "intend", "may", "should“, "will" and "would". These forward-looking statements include, without limitation, statements on the slides “Second Quarter 2008 Outlook” and “Increased Full Year 2008 Outlook” and statements regarding expected growth. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. Safe Harbor Statement

3 Company reported first quarter 2008 earnings of $0.18 per diluted share Operating margins increased to 23.5% in first quarter of 2008, compared to 19.1% in first quarter of 2007 Full Year 2008 Earnings Outlook increased AMU signed Memorandum of Understanding (MOU) with the U.S. Navy finalizing acceptance into the Navy College Program Distance Learning Partnership (NCPDLP) Recent Highlights

4 1Q2008 Financial Results ($ in thousands, except per share data and registrations) Includes pretax stock-based compensation expense of $377,000 in 2008 and $502,000 in 2007. Includes after-tax stock-based compensation expense  of $249,000 or $0.01 per diluted share in 2008 and $375,000 or $0.03 per diluted share in 2007.

5 1Q2008 Operating Margin Improvement

6 2nd Quarter 2008 % Growth Net Course Registrations approx. 32,000 53% Net Course Registrations from New Students approx. 7,600 38% Total Revenue $23.8 to $24.5 million 46%-50% Net Income (1) $2.6 to $2.9 million 30%-45% EPS – Diluted (1) $0.14 to $0.15 (1) Includes stock-based compensation expense. Second Quarter 2008 Outlook The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

7 Prior FY 2008 Updated FY 2008 Net Course Registrations 137,000+ 139,000+ Net Course Registrations from New Students 33,500+ 33,500+ Total Revenue $100 to $103 million $102 to $104 million Net Income (1) $11.9 to $12.5 million $12.8 to $13.6 million EPS – Diluted (1) $0.63 to $0.66 $0.67 to $0.72 Depreciation and Amortization Expense $4.1 to $4.3 million $4.1 to $4.3 million Capital Expenditures $6.8 to $7.2 million $7.0 to $7.4 million (1) Includes stock-based compensation expense of between $1.5 million and $1.7 million. Increased Full Year 2008 Outlook The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

8 Closing Remarks –Positioned for Strong Growth in 2008 and Beyond Expanding in civilian markets Title IV registrations increased 166% to 4,000 in 1Q2008, compared to 1Q2007 Continued success in military market AMU signed Memorandum of Understanding (MOU) with Navy AMU signed MOU with Marine Corps’ Chemical Biological Incident Response Force New programs and market segments Master Degrees in Education Associate Degrees PhD Programs

9 Proprietary - Not for duplication www.AmericanPublicEducation.com